Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE PROVIDES UPDATE ON INVESTIGATION OF ACCIDENT AT VALERO REFINERY

TULSA, OK – November 17, 2005 – Matrix Service Company (Nasdaq: MTRX), a leading industrial services company, today announced that it is working and cooperating with Valero Energy Corporation (NYSE: VLO) to determine the root cause of the fatal accident at the Valero Refinery in Delaware City, DE. In a previously announced press release on November 7, 2005, Matrix Service reported that two employees of its subsidiary, Matrix Service Industrial Contractors, Inc., were fatally injured due to exposure to nitrogen fumes at the refinery in Delaware City.

Valero hired Matrix Service Industrial Contractors, Inc., one of its primary maintenance contractors, to work on the current turnaround at the Delaware City refinery. The Company continues to work with Valero at this refinery and expects to complete the turnaround project on schedule.

Michael Hall, president and chief executive officer of Matrix Service Company, said, “We are fully cooperating with Valero and the appropriate authorities to determine what caused this unfortunate incident. The safety of our employees is our number one priority as our work environment is considered high risk. Our Safety Accountability Program stresses the importance of evaluating the basic cause for every work site incident. “

Mr. Hall added, “Matrix Service has received strong support from our existing client base and all job orders placed prior to the accident remain intact. Current inquiry levels also remain strong. Matrix Service has adequate insurance coverage, both workers’ compensation and general liability; consequently, at this time we do not anticipate any materially adverse short- or long-term financial impact to the Company as a result of this tragedy.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	The Global Consulting Group, Inc.
Matrix Service Company	646/284-9418
918/838-8822	tnguyen@hfgcg.com
laustin@matrixservice.com